cts corporation 1

EXHIBIT (10)(aa)
Amendment No. 1 to CTS Corporation
2004 Omnibus Long-Term Incentive Plan
Pursuant to resolutions adopted by the CTS Corporation Board of Directors on December 6, 2006, Section 5(g) of the CTS Corporation 2004 Omnibus Long-Term Incentive Plan shall be amended to read as follows:

“In the event of any merger, reorganization, consolidation, recapitalization, stock dividend, stock split, reverse stock split, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, or corporate transaction or event having an effect similar to the foregoing, the Committee shall adjust the number and type of Shares available for Awards under the Plan, the number and type of Shares subject to outstanding Awards, and the Exercise Price with respect to any Award as is equitably required to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan. In the case of any stock split, including a stock split effected by means of a stock dividend, and in the case of any other dividend paid in shares of the Company, such adjustments shall be made automatically without the necessity of Committee action, on the customary arithmetical basis. Any fractional Share resulting from an adjustment pursuant to this Section 5(g) shall be disregarded. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under this Plan such alternative consideration as it may determine to be equitable and may in connection therewith require the surrender of all or part of any Award to be replaced.”